As filed with the Securities and Exchange Commission on November 8, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
____________________
ALIGN TECHNOLOGY, INC.
(Exact name of Registrant as specified in its charter)
____________________

Delaware	94-3267295
(State of Incorporation)	(I.R.S. Employer Identification No.)
2560 Orchard Parkway
San Jose, CA 95131
(Address of Principal Executive Offices)
____________________
2005 Incentive Plan
(Full Titles of the Plans)
____________________
Roger E. George
Vice President, Corporate and Legal
Affairs and General Counsel
Align Technology, Inc.
2560 Orchard Parkway
San Jose, CA 95131
(408) 470-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
____________________
Copies to:

Chris Fennell, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 (650) 493-9300	Roger E. George Vice President, Corporate and Legal Affairs and General Counsel Align Technology, Inc. 2560 Orchard Parkway San Jose, CA 95131 (408) 470-1000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.0001 par value per share to be issued under the:
2005 Incentive Plan	4,500,000 (3)	$85.47	$384,615,000	$44,576.88

(1)
This Registration Statement covers such indeterminable number of additional shares of common stock, $0.0001 par value per share (“Common Stock”), of Align Technology, Inc. as may hereafter be offered or issued pursuant to the Align Technology, Inc. 2005 Incentive Plan (as amended) (the “2005 Plan”) to prevent dilution resulting from stock splits or similar transactions effected without receipt of consideration and pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Securities Act Rules 457(c) and (f) based on the average of the high and low price per share of Align's Common Stock on November 2, 2016, as reported on the NASDAQ Global Select Market.

(3)
This Registration Statement covers 4,500,000 shares of Common Stock issuable pursuant to the 2005 Plan. Align Technology, Inc. previously filed with the Securities and Exchange Commission a Registration Statement on Form S-8 relating to the 2005 Plan on June 7, 2005, May 25, 2006, May 29, 2007, August 5, 2009, August 5, 2010, and August 8, 2011 and August 2, 2013 (File Nos. 333-125586, 333-134477, 333-143319, 333-161054, 333-168548, 333-176134, and 333-190351, respectively) (the “Prior Registration Statements”). Pursuant to General Instruction E of Form S-8, the Prior Registration Statements are incorporated by reference into this Registration Statement on Form S-8.

EXPLANATORY NOTE

In May 2005, the stockholders of Align Technology, Inc., a Delaware corporation (the “Company”) approved the 2005 Incentive Plan (the “2005 Plan”). In May 2016, the stockholders of the Company approved an amendment of the 2005 Plan which further increased the number of shares of the Company's common stock, $0.0001 par value per share (“Common Stock”) reserved for issuance under the 2005 Plan by 4,500,000 shares. As a result, the aggregate number of shares of Common Stock reserved for issuance under the 2005 Plan is 30,168,895.

ALIGN TECHNOLOGY, INC.
REGISTRATION STATEMENT ON FORM S-8
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Document by Reference.

The following documents and information previously filed with the Commission are incorporated by reference in this Registration Statement:

a.
The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on February 25, 2016 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

b.
The Registrant’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016 filed with the Commission on May 5, 2016 and August 4, 2016, respectively pursuant to Section 13(a) of the Exchange Act.

c.	The Registrant’s Current Reports on Form 8-K and Form 8-KA filed with the Commission on:

◦	January 28, 2016

◦	February 5, 2016

◦	March 21, 2016

◦	April 28, 2016

◦	May 4, 2016

◦	May 20, 2016

◦	July 28, 2016
 in each case pursuant to Section 13 of the Exchange Act.

d.
The description of the Registrant’s common stock contained in the Registrant’s Registration Statement No. 000-32259 on Form 8-A filed with the Commission on January 25, 2001, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement, and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers provisions expanding the scope of indemnification beyond that specifically provided by the current law. Section 145 also provides that a corporation has the power to maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145.

The Registrant’s Amended and Restated Certificate of Incorporation provides for the indemnification of the Registrant’s officers and directors to the fullest extent permitted under Delaware law.

The Registrant enters into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant’s Amended and Restated Certificate of Incorporation, and the Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

In addition, subject to the limits set forth in such policies, the directors and officers of the Registrant are insured under polices of insurance maintained by the Registrant against certain losses arising from any claims made against them by reason of being or having been such director or officer.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).
23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (contained in signature page).

Item 9. Undertakings.

a.	The Registrant hereby undertakes:

1.
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.
The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 8th day of November, 2016.

ALIGN TECHNOLOGY, INC.
November 8, 2016	By: /s/ Roger E. George
Roger E. George
Vice President, Corporate and Legal Affairs, General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Roger E. George and Joseph M. Hogan as his or her attorney-in-fact, each with full power of substitution and resubstitution, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

SIGNATURE	TITLE	DATE

/s/ Joseph M. Hogan	President and Chief Executive Officer (Principal Executive Officer)	November 8, 2016
Joseph M. Hogan

/s/ Joseph Lacob	Director	November 8, 2016
Joseph Lacob

/s/ C. Raymond Larkin	Director	November 8, 2016
C. Raymond Larkin

/s/ George J. Morrow	Director	November 8, 2016
George J. Morrow

/s/ Thomas M. Prescott	Director	November 8, 2016
Thomas M. Prescott

/s/ Andrea L. Saia	Director	November 8, 2016
Andrea L. Saia

/s/ Greg J. Santora	Director	November 8, 2016
Greg J. Santora

/s/ Warren S. Thaler	Director	November 8, 2016
Warren S. Thaler

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).
23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (contained in signature page).